UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2016

MAD CATZ INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10680 Treena Street, Suite 500

San Diego, California 92131

(Address of Principal Executive Offices)

(858) 790-5008

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 26, 2016, Mad Catz Interactive, Inc. (the “Company”) and its subsidiary Mad Catz Inc. (“MCI”), entered into a First Amendment (the “Amendment”) to that certain Harmonix Rock Band 4 Manufacturing, Publishing and Distribution Agreement (the “Agreement”) by and between the Company, MCI, and Harmonix Music Systems, Inc. (“Harmonix”), which is dated October 14, 2015 and which is effective March 4, 2015. The Amendment, which is effective April 26, 2016, amends Licensed Products, as defined in the Agreement, to those Licensed Products that exist or have been approved by Harmonix as of the effective date of the Amendment; sets minimum wholesale prices for certain sales of new Licensed Product Bundles, as defined in the Agreement; sets a payment schedule for the payment of royalties due Harmonix related to the Minimum Quantities, as defined in the Agreement; adjusts the royalty amounts due for sales beyond the Minimum Quantities; and amends certain termination provisions, including the right to terminate the Agreement and the effects of termination of the Agreement and associated wind-down periods.

The description of the Amendment set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Amendment filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

10.1	First Amendment to that certain Harmonix Rock Band 4 Manufacturing, Publishing and Distribution Agreement. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2016	MAD CATZ INTERACTIVE, INC.

	By:	/s/ DAVID MCKEON
	Name:	David McKeon
	Its:	Chief Financial Officer